EXHIBIT 26 (D)(20)

--------------------------------------------------------------------------------

               PREMIER VARIABLE UNIVERSAL LIFE INSURANCE POLICY


  [Insured               [John A Doe]

  Policy Number:         [1-000-000Z]

  Policy Date:    [December 1, 2018]]

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE WITH FIXED INDEXED ACCOUNT OPTIONS

FACE AMOUNT AND PREMIUM MAY BE ADJUSTED BY THE OWNER.

VARIABLE BENEFITS

NONPARTICIPATING

EVEN IF PLANNED PREMIUMS ARE PAID, IT IS POSSIBLE THAT THE POLICY MAY TERMINATE BEFORE THE DEATH OF THE INSURED DUE TO CHANGES IN INTEREST CREDITED, AND MONTHLY CHARGES. ADDITIONALLY, LOANS, PARTIAL SURRENDERS AND DEATH BENEFIT OPTION CHANGES MAY AFFECT THE LENGTH OF TIME THE POLICY STAYS IN FORCE.

THE FACE AMOUNT IS SHOWN ON THE POLICY DATA PAGES. THE DEATH BENEFIT WILL VARY DEPENDING ON THE DEATH BENEFIT OPTION ELECTED. THE VALUES OF THIS POLICY ALLOCATED TO THE VARIABLE SEPARATE ACCOUNT ARE NOT GUARANTEED AND WILL DECREASE OR INCREASE WITH INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM ACCUMULATION VALUE.

Values allocated to the fixed indexed accounts may be affected by the interest credits associated with the referenced index. Values allocated to the variable separate account participate directly in, and are subject to, the investment performance of the underlying equity investments.

NOTICE OF YOUR RIGHT TO EXAMINE THIS POLICY.
It is important to us that you are satisfied with this policy after it is issued. If you are not satisfied with it, you may return the policy to us or our agent within 30 days after you receive it. If you return the policy, you will receive a full refund of any premiums within 7 days of the date we receive your notice of cancellation.

READ YOUR POLICY CAREFULLY

THIS IS A LEGAL CONTRACT

Subject to the provisions of this policy, we promise to pay to the beneficiary the death proceeds when we receive proof satisfactory to us of the insured's death. This policy is issued in consideration of the application for this policy and the payment of the premiums. The owner and the beneficiary are as named in the initial application unless they are changed as provided in this policy.

Signed for MINNESOTA LIFE INSURANCE COMPANY, a stock company, at [ST. PAUL, MINNESOTA], on the policy date.

[

/s/ Gary R. Christensen                        /s/ Christopher M. Hilger
Secretary                                                     President]

--------------------------------------------------------------------------------

MINNESOTA LIFE INSURANCE COMPANY
[400 Robert Street North
St. Paul, MN 55101-2098
www.minnesotalife.com
651-665-3500]

ICC18-20150

IF YOU HAVE QUESTIONS OR COMPLAINTS ABOUT
THIS POLICY, YOU MAY CONTACT YOUR ADVISOR,
US, OR THE INSURANCE DEPARTMENT OF YOUR STATE
AT THE FOLLOWING LOCATION.

INSURANCE DEPARTMENT OF: [  ]
[ADDRESS]
[ADDRESS]

TELEPHONE NUMBER [  ]
TOLL FREE TELEPHONE NUMBER [  ]

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                  Definitions                              [3]

                  General Information                      [7]

                  Death Benefit                            [8]

                  Beneficiary                              [9]

                  Payment of Surrender or Death Proceeds   [9]

                  Premiums                                [11]

                  Allocation of Premiums                  [12]

                  Accounts                                [12]

                  Requested Transfers                     [17]

                  Accumulation Value                      [19]

                  Basis of Values                         [19]

                  Policy Loans                            [20]

                  Policy Changes                          [22]

                  Policy Charges                          [23]

                  Grace Period                            [25]

                  Reinstatement                           [26]

                  Surrender                               [26]

                  Additional Information                  [28]

ICC18-20150

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                                                              POLICY DATA PAGES

               Premier Variable Universal Life Insurance Policy


INSURED:                       [John A. Doe]

ISSUE AGE:                     [35]

GENDER:                        [Male]

POLICY NUMBER:                 [1-000-000Z]

POLICY DATE:                   [December 1, 2018]

[POLICY CHANGE DATE:           December 1, 2019]

DEATH BENEFIT OPTION:          [Level]


INSURANCE AMOUNT AS OF:        [December 1, 2018]

FACE AMOUNT:                   [$500,000]

[TERM INSURANCE AMOUNT:        [$100,000]]

TOTAL INSURANCE AMOUNT:        [$600,000]

PREMIUM

MONTHLY INITIAL MINIMUM PREMIUM:       [$669.42] effective [December 1, 2018]

PLANNED PREMIUM:                       [$937.50 Quarterly]

MATURITY DATE:                         [December 1, 2104]

This policy may not mature on the maturity date even if planned premiums are paid because the current cost of insurance and interest rates are not guaranteed, policy loans and partial withdrawals may be taken, the investment performance of the funds in the Separate Account may be negative, you may change your death benefit option or because of requested changes to your face amount of insurance. We will pay the cash surrender value of the policy on the maturity date. If coverage continues to the maturity date, there may be little or no cash surrender value payable.

[This policy has been changed effective [MMM DD CCYY]. The original policy data pages and any changes in effect prior to the [MMM DD CCYY] are replaced by these policy data pages. If we required evidence of insurability to change this policy, the incontestability and suicide periods with respect to the change will be measured from [MMM DD CCYY].

                  Signed for Minnesota Life Insurance Company
              at St. Paul, Minnesota on the adjusted policy date

                 [GARY R CHRISTENSEN     CHRISTOPHER M HILGER
                         Secretary         President]]

BASIC POLICY                                                                 COVERAGE LAYER AMOUNT
------------                                                                 ---------------------
Coverage Layer                                                                         [$500,000]
  Effective:             [December 1, 2018]
  Age:                   [35]
  Risk Class:            [Preferred Non-Tobacco]
  [Cash Extra:           [$100.00] monthly charge [until December 1, 2033]]

Total Base Face Amount:                                                                [$500,000]

ICC18-20150                                                       [1-000-000Z]
                                                                           1.1

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                                                              POLICY DATA PAGES

ADDITIONAL AGREEMENTS

(IF NO AGREEMENTS ARE CHOSEN, THIS PAGE WILL NOT PRINT)

ICC18-20150                                                       [1-000-000Z]
                                                                         [1.2]

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                                                              POLICY DATA PAGES

INFORMATION ABOUT THE AVAILABLE ACCOUNTS

INDEXED ACCOUNTS:            INDICES:                                           INDEX WEIGHT:

 INDEXED ACCOUNT A:          [Standard & Poor's 500(R) Composite Stock Price
                             Index excluding dividends, or its successor. (1)]      [100%]

   Segment Term:             1 year

   Index Credit Term:        1 year

   Indexed Account Charge:   Maximum of .05%

   Index Segment Charge:     0%

   Participation Rate:       100% guaranteed

   Growth Floor:             0%

   Growth Cap:               [9.75]% in effect on [December 1, 2018]

   Minimum Growth Cap:       2%

 INDEXED ACCOUNT B:          [Standard & Poor's 500(R) Composite Stock Price
                             Index excluding dividends, or its successor. (1)]      [100%]

   Segment Term:             1 year

   Index Credit Term:        1 year

   Indexed Account Charge:   Maximum of .05%

   Index Segment Charge:     0%

   Participation Rate:       140% guaranteed

   Growth Floor:             0%

   Growth Cap:               [6.25]% in effect on [December 1, 2018]

   Minimum Growth Cap:       1.43%

 INDEXED ACCOUNT G:          [Standard & Poor's 500(R) Low Volatility Index
                             excluding dividends, or its successor. (1)]            [100%]

   Segment Term:             1 year

   Index Credit Term:        1 year

   Indexed Account Charge:   Maximum of .05%

   Index Segment Charge:     0%

   Participation Rate:       [85%] in effect on [December 1, 2018]

   Growth Floor:             0%

   Growth Cap:               [Unlimited] in effect on [December 1, 2018]

   Minimum Growth Cap:       2.00%

ICC18-20150                                                       [1-000-000Z]
                                                                         [1.3]

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                                                              POLICY DATA PAGES


 OPTIMIZER ACCOUNT 1:        [Standard & Poor's 500(R) Composite Stock Price Index
                             excluding dividends, or its successor. (1)]            [100%]

   Segment Term:             1 year

   Index Credit Term:        1 year

   Indexed Account Charge:   Maximum of .20%

   Index Segment Charge:     Maximum of 1.25%

   Participation Rate:       100% guaranteed

   Growth Floor:             1%

   Growth Cap:               [17]% in effect on [December 1, 2018]

   Minimum Growth Cap:       4.00%

 OPTIMIZER ACCOUNT 2:        [Standard & Poor's 500(R) Composite Stock Price Index
                             excluding dividends, or its successor. (1)]            [100%]

   Segment Term:             1 year

   Index Credit Term:        1 year

   Indexed Account Charge:   Maximum of .20%

   Index Segment Charge:     Maximum of 1.25%

   Participation Rate:       [85%] in effect on [December 1, 2018]

   Growth Floor:             0%

   Growth Cap:               [Unlimited] in effect on [December 1, 2018]

   Minimum Growth Cap:       6.00%

INDEX-LINKED RETURNS FOR STANDARD & POOR'S 500(R), DO NOT INCLUDE THE PORTION OF RETURNS GENERATED BY THE UNDERLYING INDEX THAT COME FROM DIVIDENDS.

THE GROWTH CAP ON EACH INDEXED ACCOUNT IS NOT A GUARANTEED ELEMENT AND CAN BE CHANGED BY MINNESOTA LIFE. ANY CHANGE IN THE GROWTH CAP WOULD AFFECT THE INDEX CREDITS, AND WOULD THUS AFFECT THE INTEREST RETURN APPLICABLE TO THE ACCUMULATION VALUE IN THAT INDEXED ACCOUNT.

ICC18-20150                                                       [1-000-000Z]
                                                                         [1.4]

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                                                              POLICY DATA PAGES

INDEXED ACCOUNT OPTIONS DISCLOSURES

[(1)S&P 500(R), Standard & Poor's 500(R) index, Standard & Poor's(R), "S&P(R)", "S&P 500(R)", "Standard & Poor's 500(R)", and "500" are trademarks of
Standard & Poor's and have been licensed for use by Minnesota Life Insurance Company ("Minnesota Life"). The ML Premier Variable Universal Life Insurance policy (" Policy") is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product.

The Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's ("S&P") or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Policy or any member of the public regarding the advisability of investing in securities generally or in the Policy particularly or the ability of the S&P 500(R) (the "Index") to track general stock market performance. S&P's and its third party licensor's only relationship to Minnesota Life is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to Minnesota Life or the Policy. S&P and its third party licensors have no obligation to take the needs of Minnesota Life or the owners of policies into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Policy or the timing of the issuance or sale of the Policy or in the determination or calculation of the equation by which the Policy is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Policy.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.]

ICC18-20150                                                       [1-000-000Z]
                                                                         [1.5]

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                                                              POLICY DATA PAGES

                          Other Important Information

 Interim Account Transfer Date:         The 3rd Friday of each month

 Death Benefit Qualification Test:      [Guideline Premium Test]

 Guaranteed Interest Rate:              2%

 Net Amount at Risk Divisor:            1.001652

 Fixed Interest Loan Interest Rate:     3%

 Variable Interest Loan Interest Rate:  [4.00%] effective through [December
                                        1, 2019]

 Variable Loan Interest Rate Factor:    [1.00%] effective through [December
                                        1, 2019]

[Nonforfeiture Mortality Table: [2017 Commissioners Standard Ordinary Composite, Ultimate, Age Nearest Birthday, Sex-Distinct, Curtate Mortality Table]

Nonforfeiture Mortality Table: [2017 Commissioners Standard Ordinary Composite, Ultimate, Age Nearest Birthday, Curtate Table B (80% male, 20% female) Mortality Table]]

Industry Standard Regulation: NAIC Variable Life Insurance Regulation, Model
#270.

ICC18-20150                                                       [1-000-000Z]
                                                                         [1.6]

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                                                              POLICY DATA PAGES

                          Other Important Information

[Guideline Premium Test Death Benefit Percentage Factors:

              AGE   PERCENTAGE AGE  PERCENTAGE  AGE    PERCENTAGE
               ---  ---------- ---  ---------- ------- ----------
              0-40     250%    54      157%      68       117%
               41      243%    55      150%      69       116%
               42      236%    56      146%      70       115%
               43      229%    57      142%      71       113%
               44      222%    58      138%      72       111%
               45      215%    59      134%      73       109%
               46      209%    60      130%      74       107%
               47      203%    61      128%    75-90      105%
               48      197%    62      126%      91       104%
               49      191%    63      124%      92       103%
               50      185%    64      122%      93       102%
               51      178%    65      120%      94       101%
               52      171%    66      119%    95-121     100%]
               53      164%    67      118%

                [Cash Value Accumulation Test Table of Factors

The values represent the applicable attained age CVAT factors at each policy anniversary. Please contact us for the CVAT factors that occur on dates other than the policy anniversary.

                AGE   RATE  AGE   RATE  AGE   RATE  AGE   RATE
                ---  ------ ---  ------ ---- ------ ---- ------
                [35  5.2541 60   2.3339 85   1.2491 110  1.0000
                 36  5.0809 61   2.2627 86   1.2286 111  1.0000
                 37  4.9148 62   2.1945 87   1.2098 112  1.0000
                 38  4.7552 63   2.1293 88   1.1925 113  1.0000
                 39  4.6019 64   2.0670 89   1.1769 114  1.0000

                 40  4.4547 65   2.0075 90   1.1627 115  1.0000
                 41  4.3133 66   1.9505 91   1.1499 116  1.0000
                 42  4.1772 67   1.8960 92   1.1380 117  1.0000
                 43  4.0458 68   1.8436 93   1.1268 118  1.0000
                 44  3.9181 69   1.7934 94   1.1157 119  1.0000

                 45  3.7941 70   1.7452 95   1.1041 120  1.0000]
                 46  3.6736 71   1.6992 96   1.0910
                 47  3.5564 72   1.6552 97   1.0759
                 48  3.4425 73   1.6133 98   1.0574
                 49  3.3318 74   1.5737 99   1.0334

                 50  3.2242 75   1.5361 100  1.0000
                 51  3.1200 76   1.5004 101  1.0000
                 52  3.0192 77   1.4666 102  1.0000

ICC18-20150                                                       [1-000-000Z]
                                                                         [1.7]

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                                                              POLICY DATA PAGES

                       53  2.9219 78  1.4343 103  1.0000
                       54  2.8280 79  1.4036 104  1.0000

                       55  2.7375 80  1.3743 105  1.0000
                       56  2.6503 81  1.3464 106  1.0000
                       57  2.5664 82  1.3200 107  1.0000
                       58  2.4857 83  1.2948 108  1.0000
                       59  2.4083 84  1.2712 109  1.0000

ICC18-20150                                                       [1-000-000Z]
                                                                         [1.8]

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                                                              POLICY DATA PAGES

             [Non-Tobacco] Maximum Monthly Cost of Insurance Rates

The [non-tobacco] maximum monthly cost of insurance rates are listed per $1,000 of net amount at risk. For a special risk class the cost of insurance rates are a multiple of the rating percentage and never larger than 83.33333. The rate is applied to the base coverage [and to the Term Insurance Agreement].

             AGE   RATE   AGE   RATE   AGE    RATE   AGE    RATE
             ---  ------- ---  ------- ---- -------- ---- --------
             [35  0.10090 60   0.82609 85   10.38213 110  77.05095
              36  0.10674 61   0.91711 86   11.56722 111  83.33333
              37  0.11175 62   1.02767 87   12.87883 112  83.33333
              38  0.12009 63   1.15107 88   14.30705 113  83.33333
              39  0.12844 64   1.28060 89   15.84059 114  83.33333
              40  0.13762 65   1.41713 90   17.47055 115  83.33333
              41  0.14931 66   1.55477 91   19.02863 116  83.33333
              42  0.16351 67   1.69264 92   20.68462 117  83.33333
              43  0.17938 68   1.84272 93   22.46745 118  83.33333
              44  0.19942 69   1.99565 94   24.39303 119  83.33333
              45  0.22115 70   2.17802 95   26.47561 120  83.33333]
              46  0.24205 71   2.38232 96   28.42724
              47  0.26462 72   2.65527 97   30.56000
              48  0.27800 73   2.94044 98   32.89883
              49  0.29389 74   3.24057 99   35.47494
              50  0.31397 75   3.57417 100  38.32309
              51  0.33908 76   3.93903 101  40.65162
              52  0.37340 77   4.36468 102  43.20718
              53  0.41193 78   4.86367 103  46.02012
              54  0.45970 79   5.44276 104  49.12439
              55  0.51589 80   6.07850 105  52.56182
              56  0.57548 81   6.80775 106  56.38257
              57  0.63932 82   7.57149 107  60.65304
              58  0.69227 83   8.40042 108  65.44960
              59  0.75284 84   9.32758 109  70.87255

ICC18-20150                                                       [1-000-000Z]
                                                                         [1.9]

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                                                              POLICY DATA PAGES

                             Other Policy Charges

PREMIUM CHARGE
A maximum of 7.0% of each premium paid.

MONTHLY POLICY CHARGE
The Monthly Policy Charge will not exceed $12.00 per month plus $0.0125 per $1,000 of face amount per month.

MORTALITY AND EXPENSE RISK CHARGE
A maximum of .075% of the accumulation value per month.

POLICY CHANGE TRANSACTION CHARGE
The maximum policy change transaction charge is $100.00 per policy change transaction.

TRANSFER TRANSACTION CHARGE
The maximum Transfer Transaction Charge is $50.00 per transfer transaction.

PARTIAL SURRENDER TRANSACTION CHARGE
The lesser of $25 or 2% of the amount of the partial surrender.

POLICY ISSUE CHARGE
Each of the following Policy Issue Charge(s) will be assessed monthly against the accumulation value.

                  AMOUNT      EFFECTIVE           UNTIL
                  ------   ---------------- ----------------
                  [$88.75. December 1, 2018 December 1, 2028]

ICC18-20150                                                       [1-000-000Z]
                                                                        [1.10]

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                                                              POLICY DATA PAGES

          Surrender and Death Proceeds Alternative Settlement Options

Option 1: Interest Payments

   Please refer to the "Payment of Surrender or Death Proceeds" section of your policy.

Option 2: Payments for a Specified Period

   Monthly payments per $1,000 of proceeds applied under this option are shown below.

                       NUMBER OF YEARS  MONTHLY PAYMENTS
                       ---------------  ----------------
                              5              $17.08
                             10                8.75
                             15                5.98
                             20                4.59
                             25                3.76

[Option 3: Life Income

   Monthly payments per $1,000 of proceeds based on the [Annuity 2000 Table] and applied under this option are shown below.

                 Life Income with Payments Guaranteed for Male

                      AGE  LIFE  5 YEARS 10 YEARS 20 YEARS
                      ---  ----- ------- -------- --------
                      [50  $2.98  $2.98   $2.97    $2.89
                       55   3.37   3.37    3.34     3.20
                       60   3.89   3.87    3.82     3.55
                       65   4.58   4.55    4.43     3.90
                       70   5.54   5.46    5.20     4.21
                       75   6.87   6.67    6.08     4.43]

                Life Income with Payments Guaranteed for Female

                      AGE  LIFE  5 YEARS 10 YEARS 20 YEARS
                      ---  ----- ------- -------- --------
                      [50  $2.75  $2.74   $2.74    $2.70
                       55   3.08   3.08    3.06     2.99
                       60   3.52   3.51    3.49     3.34
                       65   4.11   4.09    4.03     3.72
                       70   4.93   4.89    4.75     4.09
                       75   6.12   6.01    5.66     4.37]]

[Option 3: Life Income

   Monthly payments for each $1,000 of proceeds based on the [Annuity 2000 Table] and applied under this option are shown below.

                Life Income with Payments Guaranteed for Unisex

                      AGE  LIFE  5 YEARS 10 YEARS 20 YEARS
                      ---  ----- ------- -------- --------
                      [50  $2.79  $2.79   $2.78    $2.74
                       55   3.14   3.14    3.12     3.04
                       60   3.59   3.58    3.55     3.38
                       65   4.20   4.18    4.11     3.76
                       70   5.05   5.00    4.84     4.12
                       75   6.26   6.14    5.75     4.38]]

Option 4: Payments of a Specified Amount

   Please refer to the "Payment of Surrender or Death Proceeds" section of your policy.

   Settlement Option Guaranteed Annual Interest Rate: 1%

ICC18-20150                                                       [1-000-000Z]
                                                                        [1.11]

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                                                              POLICY DATA PAGES

                               Surrender Charges

The maximum Surrender Charges shown below will be assessed against the accumulation value at the time this policy is surrendered in full.

             AMOUNT    THROUGH   AMOUNT   THROUGH   AMOUNT   THROUGH
             ------    ------- ---------- ------- ---------- -------
           [$12,927.03 01/2019 $12,348.05 05/2022 $11,742.33 09/2025
            $12,927.03 02/2019 $12,348.05 06/2022 $11,742.33 10/2025
            $12,927.03 03/2019 $12,348.05 07/2022 $11,742.33 11/2025
            $12,927.03 04/2019 $12,348.05 08/2022 $11,742.33 12/2025
            $12,927.03 05/2019 $12,348.05 09/2022 $11,535.10 01/2026
            $12,927.03 06/2019 $12,348.05 10/2022 $11,535.10 02/2026
            $12,927.03 07/2019 $12,348.05 11/2022 $11,535.10 03/2026
            $12,927.03 08/2019 $12,348.05 12/2022 $11,535.10 04/2026
            $12,927.03 09/2019 $12,149.04 01/2023 $11,535.10 05/2026
            $12,927.03 10/2019 $12,149.04 02/2023 $11,535.10 06/2026
            $12,927.03 11/2019 $12,149.04 03/2023 $11,535.10 07/2026
            $12,927.03 12/2019 $12,149.04 04/2023 $11,535.10 08/2026
            $12,737.20 01/2020 $12,149.04 05/2023 $11,535.10 09/2026
            $12,737.20 02/2020 $12,149.04 06/2023 $11,535.10 10/2026
            $12,737.20 03/2020 $12,149.04 07/2023 $11,535.10 11/2026
            $12,737.20 04/2020 $12,149.04 08/2023 $11,535.10 12/2026
            $12,737.20 05/2020 $12,149.04 09/2023 $11,325.47 01/2027
            $12,737.20 06/2020 $12,149.04 10/2023 $11,325.47 02/2027
            $12,737.20 07/2020 $12,149.04 11/2023 $11,325.47 03/2027
            $12,737.20 08/2020 $12,149.04 12/2023 $11,325.47 04/2027
            $12,737.20 09/2020 $11,947.05 01/2024 $11,325.47 05/2027
            $12,737.20 10/2020 $11,947.05 02/2024 $11,325.47 06/2027
            $12,737.20 11/2020 $11,947.05 03/2024 $11,325.47 07/2027
            $12,737.20 12/2020 $11,947.05 04/2024 $11,325.47 08/2027
            $12,544.07 01/2021 $11,947.05 05/2024 $11,325.47 09/2027
            $12,544.07 02/2021 $11,947.05 06/2024 $11,325.47 10/2027
            $12,544.07 03/2021 $11,947.05 07/2024 $11,325.47 11/2027
            $12,544.07 04/2021 $11,947.05 08/2024 $11,325.47 12/2027
            $12,544.07 05/2021 $11,947.05 09/2024 $11,113.86 01/2028
            $12,544.07 06/2021 $11,947.05 10/2024 $11,113.86 02/2028
            $12,544.07 07/2021 $11,947.05 11/2024 $11,113.86 03/2028
            $12,544.07 08/2021 $11,947.05 12/2024 $11,113.86 04/2028
            $12,544.07 09/2021 $11,742.33 01/2025 $11,113.86 05/2028
            $12,544.07 10/2021 $11,742.33 02/2025 $11,113.86 06/2028
            $12,544.07 11/2021 $11,742.33 03/2025 $11,113.86 07/2028
            $12,544.07 12/2021 $11,742.33 04/2025 $11,113.86 08/2028
            $12,348.05 01/2022 $11,742.33 05/2025 $11,113.86 09/2028
            $12,348.05 02/2022 $11,742.33 06/2025 $11,113.86 10/2028
            $12,348.05 03/2022 $11,742.33 07/2025 $11,113.86 11/2028
            $12,348.05 04/2022 $11,742.33 08/2025 $11,113.86 12/2028]

ICC18-20150                                                       [1-000-000Z]
                                                                        [1.12]

SUMMARY OF POLICY FEATURES

--------------------------------------------------------------------------------

This policy is a flexible premium       ACCUMULATION VALUE
variable universal life policy with
fixed indexed account options. As long  The net premiums you pay for this
as the policy is in force, a death      policy become part of the accumulation
benefit is payable upon the insured's   value. The accumulation value is
death. Premiums, less premium charges,  available to you during the insured's
are allocated to the guaranteed         lifetime, to be used:
interest account, the variable
separate account, the fixed indexed     (1)As collateral for a loan or as a
accounts, or any combination of the        policy loan.
accounts available.
                                        (2)To continue insurance protection if
DEATH PROCEEDS                             you cannot, or do not wish to,
                                           continue paying premiums subject to
The amount payable to the beneficiary      the terms of this policy.
on the insured's death is the total of
the following amounts:                  (3)To obtain cash by surrendering your
                                           policy, in full, or in part.
(1)the death benefit; plus
                                        SURRENDER PROCEEDS
(2)any additional insurance on the
   insured's life provided by an        The amount payable to the owner when
   additional agreement; plus           the policy is surrendered is:

(3)under the level option, any premium  (1)the accumulation value of the
   paid after the date of the              policy; minus
   insured's death; minus
                                        (2)any unpaid policy charges which we
(4)any unpaid monthly policy charges       assess against the accumulation
   which we assess against                 value; minus
   accumulation value; minus
                                        (3)any outstanding policy loan; minus
(5)any outstanding policy loan; minus
                                        (4)any unpaid policy loan interest;
(6)any unpaid policy loan interest.        minus

VARIABILITY                             (5)the surrender charge, if applicable.

Accumulation value in the variable      ADDITIONAL AGREEMENTS
separate account will reflect
investment experience of the            The additional agreements, if any, are
sub-accounts you choose.                attached to the policy and listed on
                                        the policy data pages and are
Investment experience may, depending    described more fully in the additional
on the death benefit option selected,   agreements themselves.
increase the amount of the death
benefit.

ICC18-20150                                                   Minnesota Life 2

DEFINITIONS

--------------------------------------------------------------------------------

When we use the following words, this is what we mean:

1940 ACT

The Investment Company Act of 1940, as amended, or any similar successor federal act.

ACCUMULATION VALUE

The sum of the values under this policy in the guaranteed interest account, the fixed loan account, interim account, fixed indexed accounts, and variable separate account.

AGE

The insured's issue age plus the number of complete policy years elapsed.

CODE

The U.S. Internal Revenue Code of 1986, as amended.

COVERAGE LAYER

A layer of insurance coverage with an associated coverage amount. The first coverage layer amount shown on the policy data pages is the amount of the initial coverage layer. There may be multiple coverage layers. All layers will be shown on the policy data pages.

FACE AMOUNT

The sum of the coverage layer amounts. The face amount as of the policy date is equal to the initial coverage layer amount(s) as shown on the policy data pages.

FIXED INDEXED ACCOUNT

A fixed indexed account is a part of the general account value and credits interest based on a change in the indices associated with that account. The fixed indexed accounts are shown on the policy data pages along with the indices that apply to each.

FIXED LOAN ACCOUNT

The fixed loan account contains amounts transferred from your other accounts as collateral for a loan when a fixed interest rate loan is taken.

FUND

A mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

GENERAL ACCOUNT

All assets of the Minnesota Life Insurance Company other than those in the variable separate account or in other fully insulated separate accounts established by us.

GOOD ORDER

All necessary documents and forms are complete and in our possession. To be in good order, instruction must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions and any payment amount must meet our minimum requirements to complete the request. We reserve the right to change, from time to time, our requirements for what constitutes good order and which documents, forms and payment amounts are required in order for us to complete your request.

ICC18-20150                                                   Minnesota Life 3

GROWTH CAP

A growth cap is the maximum growth rate of a segment in any index credit term. The growth cap in effect at the policy date or at any policy change date for any fixed indexed account is shown on the policy data pages. For each subsequent index credit term and for each fixed indexed account, we will determine the growth cap for that index credit term. For each subsequent index credit term, the growth cap for that index credit term is equal to the growth cap in effect at the beginning of that index credit term.

GROWTH FLOOR

The minimum growth rate of a segment during all index credit terms. The growth floor is shown on the policy data pages.

GUARANTEED INTEREST ACCOUNT

The guaranteed interest account is part of our general account and credits a fixed annual rate of interest on amounts held in the guaranteed interest account on a daily basis. Amounts held in the guaranteed interest account credit interest at an annual rate not less than the guaranteed rate of interest which is shown on the policy data pages.

GUARANTEED INTEREST RATE

The rate of interest that is guaranteed for this policy's general account options is equal to the value shown on the policy data pages.

INDEX

An external index that is used in determining the amount of any index credits for index credit terms under a fixed indexed account. The external indices may reference more than one fixed indexed account and will be referred to as indices. The external index or indices are shown on the policy data pages.

INDEX CREDITS

The amount earned on each indexed account based on the growth in the indices associated with each account.

INDEX CREDIT TERM

The time period over which changes in the underlying indices of a segment are measured for purposes of calculating the index credit for that segment. The index credit term for any fixed indexed account is shown on the policy data pages.

INITIAL MINIMUM PREMIUM

The amount of premium required to put the policy in force. The initial minimum premium is the monthly initial minimum premium shown on the policy data pages multiplied by three plus the number of complete months from the policy date to the date of payment.

INSURED

The person whose life is insured under this policy.

INTERIM ACCOUNT

The interim account is a part of our general account and contains net premiums and value transferred from other accounts that you have directed to be placed into the fixed indexed accounts. On each interim account transfer date, the value in the interim account is moved into the fixed indexed accounts according to your instructions.

INTERIM ACCOUNT TRANSFER DATE

The date when transfers of values from the interim account to any fixed indexed account will occur. The interim account transfer date is shown on the policy data pages.

ICC18-20150                                                   Minnesota Life 4

ISSUE AGE

The insured's age at nearest birthday as of the policy date.

MATURITY DATE

The date the policy's surrender value or death proceeds, if any, will be paid. The maturity date is shown on the policy data pages.

MINIMUM GROWTH CAP

The minimum rate at which we may set the growth cap for any fixed indexed account index credit term.

NET AMOUNT AT RISK

The value equal to the death benefit at the most recent monthly policy anniversary divided by the net amount at risk divisor (shown on the policy data pages), and then reduced by the accumulation value at the beginning of the policy month, before the current month's cost of insurance charge is deducted.

If additional coverage layers are added to the policy, we allocate accumulation value to each coverage layer up to the maximum amount allowed under the Code, beginning with the initial face amount. After the maximum amount allowed is allocated to the initial coverage layers, we will allocate to each successive coverage layer, beginning with the first coverage layer added.

NET PREMIUM

A premium payment less the premium charge assessed against that premium.

PARTICIPATION RATE

A percentage of the segment growth rate used in calculating the index credit for each segment at the end of each index credit term. The participation rate in effect at the policy date or at any policy change date for any fixed indexed account is shown on the policy data pages. For each subsequent index credit term and for each fixed indexed account, we will determine the participation rate for that index credit term. For each subsequent index credit term, the participation rate for that index credit term is equal to the participation rate in effect at the beginning of that index credit term.

PLANNED PREMIUM

The amount of premium you plan to pay for this policy on a periodic basis.

POLICY ANNIVERSARY

The same day and month as your policy date for each succeeding year your policy remains in force. A monthly policy anniversary is the same day as your policy date for each succeeding month your policy remains in force.

POLICY DATE

The date shown on the policy data pages, which is the date from which policy anniversaries, policy years, and monthly policy anniversaries are determined.

POLICY LOAN INTEREST

The amount of interest we charge you on the policy loan balance on your policy.

POLICY LOAN TRANSACTION

Transactions involving policy loans that result in a change to the policy loan amount, including new policy loans and policy loan repayments.

ICC18-20150                                                   Minnesota Life 5

PROCEEDS

The amount we will pay under the terms of this policy when your policy is surrendered or terminates or upon the insured's death as described under the Payment of Surrender or Death Proceeds section.

SEGMENT

A segment is the portion of a fixed indexed account created from transfers from the interim account and any amount retained in a fixed indexed account at the end of the previous segment term.

SEGMENT DATE

The segment date is the date the segment was created. The segment years, segment anniversaries, and segment term of a fixed indexed account are all measured from this date.

SEGMENT TERM

The length of time that a segment will exist. The segment term for each fixed indexed account is shown on the policy data pages.

SURRENDER VALUE

The amount available to you when your policy is surrendered or terminates.

TERMINATE

The insured's life is no longer insured under any of the terms of the policy and the policy is no longer in force.

UNIT

A measure of your interest in a sub-account of the variable separate account.

UNIT VALUE CREDIT

A percentage we add to the gross investment rate for a sub-account for a valuation period to determine the net investment factor of that valuation period. The unit value credit represents a portion, or all, of the payment we or our affiliates may receive from a fund or an affiliate of a fund for the performance of certain administrative, record keeping and shareholder services. The amount of the unit value credit varies among sub-accounts and we may discontinue the application of unit value credits at any time in our sole discretion.

VALUATION DATE

A valuation date is any date on which the New York Stock Exchange ("NYSE") is open for trading, except for any days specified in the prospectus for this policy subject to applicable regulatory authority and any day the fund corresponding to a sub-account does not value its shares. A valuation date ends at the close of trading on the NYSE that day.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

VARIABLE SEPARATE ACCOUNT

The variable separate account is the "Minnesota Life Individual Variable Universal Life Account". We established this variable separate account for this class of policies and other classes of policies under Minnesota law. The variable separate account is composed of several sub-accounts. We own the assets of the variable separate account. However, those assets are not chargeable with the liabilities arising out of any other business we conduct.

WE, OUR, US

Minnesota Life Insurance Company.

ICC18-20150                                                   Minnesota Life 6

WRITTEN REQUEST

A request in writing, in good order, signed by you. We also may require that your policy be sent in with your written request.

YOU, YOUR

The owner of this policy as shown in the application, unless changed as provided in this policy. The owner may be someone other than the insured.

GENERAL INFORMATION
--------------------------------------------------------------------------------
WHAT IS YOUR AGREEMENT WITH US?

Your policy, or any change to it, contains the entire contract between you and us. This includes the initial application and all subsequent applications to change your policy. Any statements made either by you or by the insured, in the initial application or in any application for change will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or by the insured will not be used to void your policy nor defend against a claim under your policy unless the statement is contained in the initial application or in any application for change to this policy.

No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provisions of your policy.

Any additional agreement attached to this policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the agreement.

If an agreement is available on this policy after it is issued, you will have the right to add that agreement at any time by written request sent to us at our home office or any place we designate, subject to any evidence of insurability and eligibility requirements that exist for that agreement.

WHEN DOES YOUR POLICY BECOME EFFECTIVE?

Your policy will become effective on the earlier of the policy date or the date the policy is delivered to you, provided you have paid the initial minimum premium, while any health representations of the proposed insured remains as stated in the application for this policy.

HOW WILL YOU KNOW THE STATUS OF YOUR POLICY?

Each year without charge, we will send you a report. This report will show your policy's status as of the date of the report which will not be more than four months prior to the date of mailing. This report will contain:

(1)  the beginning and end dates of the current report period; and

(2) the accumulation value, if any, at the beginning of the current report period and at the end of the current report period; and

(3) the amounts that have been credited or debited to the accumulation value during the current report period; and

(4)  the death benefit at the end of the current report period; and

(5) the amount of outstanding policy loans, if any at the end of the current report period; and

(6)  the surrender value at the end of the current report period; and

(7) a notice, if the policy's accumulation value will not maintain the insurance in force until the end of the next reporting period unless further premium payments are made.

You may also request in each policy year to receive one illustrative report without charge.

HOW DO YOU EXERCISE YOUR RIGHTS UNDER THE POLICY?

You can exercise all the rights under this policy during the insured's lifetime by making a written request to us. This includes the right to change the ownership. Any change in ownership will take effect on the date the notice of change is signed by you, unless otherwise specified by you. Any payments made or actions taken by the company prior to receipt of the notice will remain valid regardless of the date you signed the notice.

ICC18-20150                                                   Minnesota Life 7

If your policy is assigned, we will also require the written consent of the assignee. If you have designated an irrevocable beneficiary, the written consent of that beneficiary will also be required.

DEATH BENEFIT
--------------------------------------------------------------------------------
WHAT IS THE DEATH BENEFIT?

On the date of the insured's death, the death benefit for this policy is equal to the greater of:

(1)the death benefit calculated under the death benefit option in effect; or

(2)the minimum death benefit calculated under the death benefit qualification test applicable for this policy. The death benefit qualification test is shown on the policy data pages and cannot change.

WHAT ARE THE DEATH BENEFIT OPTIONS?

The death benefit options are:

..  level option

..  increasing option

WHAT IS THE LEVEL OPTION?

Under the level option, the death benefit equals the face amount.

WHAT IS THE INCREASING OPTION?

Under the increasing option, the death benefit equals the face amount plus the accumulation value of the policy at the insured's death.

HOW IS THE DEATH BENEFIT OPTION ELECTED?

You elect a death benefit option on your policy application. If you fail to make an election, the level option will be in effect.

MAY THE DEATH BENEFIT OPTION BE CHANGED?

Yes. After the first policy anniversary and while this policy is in force, you may apply to have the death benefit option changed. We must approve any request to change the death benefit option. The change will take effect on the first monthly policy anniversary on or following the date we approve your request. After a change in the death benefit option, the death benefit amount will remain the same as before the death benefit option changed.

WHAT IS THE DEATH BENEFIT QUALIFICATION TEST?

In order for your policy to be considered life insurance under the Code, it must satisfy either the cash value accumulation test or the guideline premium test. You elect the death benefit qualification test on your policy application. If you fail to make an election, the guideline premium test will be in effect. The death benefit qualification test is shown on the policy data pages and cannot be changed.

For your policy to remain qualified as a life insurance policy, we reserve the right to increase the amount of insurance on the insured, to return any excess accumulation value, to hold premium until the policy date or policy anniversary, or to limit the amount of premium paid.

WHAT IS THE CASH VALUE ACCUMULATION TEST?

Under this test, the minimum death benefit is the greater of the amount required for this policy to be deemed life insurance according to the Code, or the accumulation value.

ICC18-20150                                                   Minnesota Life 8

WHAT IS THE GUIDELINE PREMIUM TEST?

Under this test, the minimum death benefit at any time is equal to the accumulation value multiplied by the death benefit percentage for the age of the insured as shown in the table in the policy data pages.

WHEN IS THE DEATH BENEFIT DETERMINED?

The death benefit is determined on each monthly policy anniversary and as of the date of the insured's death.

WHAT PROCEEDS ARE PAYABLE AT THE INSURED'S DEATH?

The amount payable at the insured's death shall be:

(1)  the death benefit; plus

(2) any additional insurance payable upon the insured's death provided by an additional agreement; plus

(3)  any premium paid after the date of the insured's death; minus

(4)  any unpaid monthly charges; minus

(5)  any outstanding policy loan and any unpaid policy loan interest.

BENEFICIARY
--------------------------------------------------------------------------------
TO WHOM WILL WE PAY THE DEATH PROCEEDS?

When we receive proof satisfactory to us of the insured's death, we will pay the death proceeds of this policy to the beneficiary or beneficiaries named in the application for this policy unless you have changed the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in your last change of beneficiary request as provided below.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIES BEFORE THE INSURED'S DEATH?

If a beneficiary dies before the insured, that beneficiary's interest in the policy ends with that beneficiary's death.

Only those beneficiaries who are living at the time of the insured's death will be eligible to share in the death proceeds. In the event of the simultaneous deaths of the insured and a beneficiary, the death benefit will be paid as if the insured survived the beneficiary. If no beneficiary survives the insured, we will pay the death proceeds of this policy to you, if living, otherwise, to your estate, or to your successor, or distributee(s), if any, if you are a corporation no longer in existence.

CAN YOU CHANGE THE BENEFICIARY?

Yes. You can request in writing to change the beneficiary. If you have designated an irrevocable beneficiary, the written consent of the irrevocable beneficiary will be required.

Unless you specify otherwise, your written request to change the beneficiary shall take effect on the date you sign the request. However, if the insured's death occurs before the request has been received, the request will not apply to those death proceeds we have paid or actions we have taken before your written request was received.

PAYMENT OF SURRENDER OR DEATH PROCEEDS
--------------------------------------------------------------------------------
WHEN WILL THE POLICY SURRENDER OR DEATH PROCEEDS BE PAYABLE?

The surrender proceeds of this policy will be payable if the policy is surrendered or terminated. The death proceeds of this policy will be payable when we receive proof satisfactory to us of the insured's death. These events must occur while the policy is in force. Proof of any death claim under this policy must be submitted in writing to our home office or any place we designate. The proceeds will be paid in a single sum unless a settlement option has been selected.

ICC18-20150                                                   Minnesota Life 9

CAN SURRENDER OR DEATH PROCEEDS BE PAID IN OTHER THAN A SINGLE SUM?

Yes. You may, before the insured's death, request that we pay the surrender or death proceeds under one of the settlement options. We may also use any other method of payment that is agreeable to you and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right.

The following settlement options are all payable in fixed amounts as described below. These payments do not vary with the investment performance of the variable separate account.

OPTION 1 -- INTEREST PAYMENTS

Payment of interest on the surrender or death proceeds at such times and for a period that is agreeable to you and us. Payment of surrender or death proceeds may be made in amounts of at least $500. At the end of the period, any remaining surrender or death proceeds will be paid in either a single sum or under any other method we approve.

OPTION 2 -- PAYMENTS FOR A SPECIFIED PERIOD

Monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 of surrender or death proceeds applied under this option is shown on the policy data pages. The monthly payments for any period not shown will be furnished upon request.

OPTION 3 -- LIFE INCOME

Monthly payments for the life of the person who is to receive the income. We will require satisfactory proof of the person's age and gender (if applicable). Payments can be guaranteed for 5, 10, or 20 years. The amount of each monthly payment for each $1,000 of surrender or death proceeds applied under this option is shown on the policy data pages. The monthly payments for any ages not shown will be furnished upon request.

OPTION 4 -- PAYMENTS OF A SPECIFIED AMOUNT

Monthly payments of a specified amount until the surrender or death proceeds and interest are fully paid.

If you request a settlement option, we will prepare an agreement for you to sign, which will state the terms and conditions under which the payments will be made.

The settlement payments at the time of commencement will not be less than those that would be provided by the application of the surrender or death proceeds to purchase a single premium immediate annuity contract at purchase rates offered to the same class of annuitants by the company whether the annuity benefits are payable in fixed or variable amounts or a combination thereof.

CAN A BENEFICIARY REQUEST PAYMENT UNDER A SETTLEMENT OPTION?

Yes. A beneficiary may select a settlement option only after the insured's death. However, you may provide that the beneficiary will not be permitted to change the settlement option or any other method of payment you have selected.

ARE THE DEATH PROCEEDS EXEMPT FROM CLAIMS OF CREDITORS?

To the extent permitted by law, no payment of death proceeds or interest we make will be subject to the claims of any creditors.

Also, if you provide that the option selected cannot be changed after the insured's death, the payments will not be subject to the debts or contracts of the person receiving the payments. If garnishment or any other attachment of the payments is attempted, we will make those payments to a trustee we name. The trustee will apply those payments for the maintenance and support of the person you named to receive the payments.


ICC18-20150                                                  Minnesota Life 10

WHAT SETTLEMENT OPTION GUARANTEED ANNUAL INTEREST RATE WILL WE PAY ON POLICY SURRENDER OR DEATH PROCEEDS?

We will pay interest at an annual rate which will never be less than the Settlement Option Guaranteed Annual Interest Rate shown on the policy data pages. On death proceeds, we will pay interest from the date of the insured's death until the date of payment.

If death proceeds are not paid within 31 days from the date payment is due, interest from day 31 to the date of payment will be credited at the Settlement Option Guaranteed Annual Interest Rate shown on the policy data pages plus an additional 10% annually for the delay in payment.

PREMIUMS
--------------------------------------------------------------------------------
WHEN AND WHERE DO YOU PAY YOUR PREMIUMS?

The initial minimum premium must be paid by the time your policy is delivered. All premiums after the initial minimum premium must be mailed to us at our home office or any place we designate.

IS THERE A MINIMUM PREMIUM PAYMENT AMOUNT ONCE THE POLICY IS IN FORCE?

Yes. Any premium payment after the payment of the initial minimum premium must be at least $50.00. Premiums may be paid at any time.

WHAT IS THE PLANNED PREMIUM?

The planned premium is the amount of premium you plan to pay for this policy on a periodic basis as of the policy date or any policy change date and is shown on the policy data pages. We will send you notices for the planned premium at the frequency shown on the policy data pages. You may request to have us send you notices once a year, twice a year, or four times a year. The amount of the planned premium you have selected and the frequency you have selected will be on the notice.

ARE THERE OTHER METHODS OF PAYING PLANNED PREMIUMS?

Yes. With the consent of your financial institution, you may request that your planned premiums be automatically withdrawn on a monthly basis from your account at that institution and paid directly to us.

CAN YOU CHANGE YOUR PLANNED PREMIUM?

Yes. You may change your planned premium by sending us a written request. In such case, we will send you notices for the new planned premium. Payment of the planned premium does not guarantee that the policy will remain in force.

ARE THERE RESTRICTIONS ON THE PAYMENT OF PREMIUMS?

Yes. We intend that this policy will qualify as a life insurance policy as defined by the Code. In order to maintain such qualification, we reserve the right to increase the amount of insurance on the insured, to return any excess accumulation value, to hold premium until the policy date or policy anniversary, or to limit the amount of premium we will accept.

In addition, unless you have specified otherwise in writing, if the payment of a premium would cause your policy to be classified as a modified endowment contract under the Code, we will not accept your payment.

If mandated by our policies and procedures in order to comply with applicable laws, we may reject a premium.

WILL EVIDENCE OF INSURABILITY BE REQUIRED UPON THE PAYMENT OF A PREMIUM?

We reserve the right to require evidence of insurability satisfactory to us for any premium payment that would result in an immediate increase in the net amount at risk.


ICC18-20150                                                  Minnesota Life 11

IS THERE A PREMIUM REFUND AT THE INSURED'S DEATH?

If the level death benefit option is in effect at the insured's death, we will pay to the beneficiary any premium amount that was paid after the insured's death.

However, if your policy contains a Waiver of Premium Agreement any premium applied after the insured's death was waived by us under that agreement, we will not refund that premium.

If the increasing death benefit option is in effect at the insured's death, we will not refund any premium paid after the insured's death.

IS THERE A PREMIUM REFUND AT SURRENDER?

No.

ALLOCATION OF PREMIUMS
--------------------------------------------------------------------------------
HOW ARE NET PREMIUMS ALLOCATED?

Allocations must be expressed in whole percentages and must be in multiples of 1 percent of the net premium. We reserve the right to restrict the allocation of premium to the general account options. We will apply your premium payment on the day we receive it. If your premium payment is received after 3:00pm Central Time, we will apply your premium as of the next valuation date.

If you choose to allocate premium to the guaranteed interest account, we will allocate an amount of the net premium, based on the percentages you have chosen in your current allocation instructions.

If you choose to allocate premium to the sub-accounts of the variable separate account, we will allocate an amount of the net premium, based on the percentages you have chosen in your current allocation instructions.

If you choose to allocate premium to one or more fixed indexed accounts, we will allocate an amount of the net premium, based on the percentages you have chosen in your current allocation instructions, to the interim account on the date the premium is received if received by 3:00pm Central Time. If premium is received after 3:00pm Central Time we will allocate to the interim account on the next business day.

On the next interim account transfer date, the value in the interim account will be transferred to the fixed indexed accounts according to the allocation instructions in effect on the date the premium was received.

If we receive your premium payment by 3:00pm Central Time on an interim account transfer date, we will allocate an amount of the net premium, based on the percentages you have chosen in your current allocation instructions, directly to the fixed indexed accounts.

HOW ARE INITIAL PREMIUMS ALLOCATED WHEN YOUR POLICY IS ISSUED?

We reserve the right to delay the allocation of net premiums to named sub-accounts or to the fixed indexed accounts. Such a delay will be for a period of no more than 30 days after the policy is delivered to you. If we exercise this right, net premiums will be allocated to the guaranteed interest account until the end of that period.

CAN YOU CHANGE YOUR ALLOCATION?

At any time you may change your allocation by sending us a written request in good order by telephone, by facsimile (FAX) transmission, or through your agent as authorized by you. The change will be effective once it is recorded in our home office. The change will apply to future premiums paid after the effective date.

ACCOUNTS
--------------------------------------------------------------------------------
WHAT ACCOUNTS MAKE UP THE ACCUMULATION VALUE?

The accounts that make up the accumulation value are:

(1)  Accounts where assets are held in the company's general account.

ICC18-20150                                                  Minnesota Life 12

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    a. Guaranteed interest account

    b. Interim account

    c. Fixed indexed accounts

    d. Fixed loan account

(2) Accounts where assets are held in the variable separate account.

We reserve the right to add additional, or eliminate current accounts where assets are held in the company's general account. We will notify you in advance of any changes in accounts.

Any accounts that are part of the general account are for accounting purposes only. They do not represent a separate account. They do not represent any division of the general account for the specific benefit of policies of this class.

GUARANTEED INTEREST ACCOUNT

WHAT IS THE GUARANTEED INTEREST ACCOUNT?

The guaranteed interest account is a part of the general account that credits interest on a daily basis on amounts held in that account.

DOES THE GUARANTEED INTEREST ACCOUNT CREDIT INTEREST?

Yes. The guaranteed interest account credits interest at a rate at least equal to the guaranteed interest rate shown on the policy data pages. We may, at our discretion, credit interest at a higher rate. We calculate and credit interest on a daily basis.

WHAT IS THE VALUE OF THE GUARANTEED INTEREST ACCOUNT?

The value in the guaranteed interest account is the sum of:

(1)  all net premiums allocated to the guaranteed interest account; plus

(2)  any credited interest; plus

(3)  transfers into the guaranteed interest account; plus

(4)  allocation of fixed loan account interest; minus

(5)  any policy loans; minus

(6)  partial surrenders; minus

(7)  transfers to other accounts; minus

(8)  charges assessed against your guaranteed interest account.

INTERIM ACCOUNT

WHAT IS THE INTERIM ACCOUNT?

The interim account is a part of the general account that contains applicable net premiums and transfers from other accounts you have directed to be placed into the fixed indexed accounts. On each interim account transfer date, the value in the interim account is moved into the associated fixed indexed accounts according to your instructions.

DOES THE INTERIM ACCOUNT CREDIT INTEREST?

The interim account credits interest at a rate at least equal to the guaranteed interest rate shown on the policy data pages. We may, at our discretion, credit interest at a higher rate. We calculate and credit interest on a daily basis.

WHAT IS THE VALUE OF THE INTERIM ACCOUNT?

On any day, the value of the interim account is equal to:

(1)  the interim account value as of the prior day; plus

(2)  the amount of any interest credited since the prior day; plus

(3)the amount of any net premiums allocated to the interim account paid since the prior day; plus

ICC18-20150                                                  Minnesota Life 13

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(4)any policy loan repayment on a policy that has a fixed interest rate loan, and any transfer from the fixed loan account since the prior day; minus

(5)the amount of any charges assessed against the interim account since the prior day; minus

(6)the amount of any transfer from the interim account since the prior day;
   minus

(7)any applicable partial surrenders since the prior day.

WHAT IS THE INTERIM ACCOUNT TRANSFER DATE?

The interim account transfer date is shown on the policy data pages and will occur no more frequently than once per month. If we change the interim account transfer date, we will notify you in your annual report or in written notice.

WHAT HAPPENS ON THE INTERIM ACCOUNT TRANSFER DATE?

On the interim account transfer date, we will transfer all of the following value in the interim account to one or more fixed indexed accounts:

(1) the net premium allocated to one or more fixed indexed accounts according to your premium allocation instructions in effect on the date premium is received; and

(2) amounts in the interim account resulting from any transfers from other accounts; and

(3) any loan repayments you made according to the instructions you gave us at the time of the loan repayment.

FIXED INDEXED ACCOUNTS

WHAT IS A FIXED INDEXED ACCOUNT?

A fixed indexed account is a part of the general account that credits interest based on a change in the indices associated with that account.

WHAT FIXED INDEXED ACCOUNTS ARE AVAILABLE?

The fixed indexed accounts available are shown on the policy data pages along with the indices that apply to each. Fixed indexed accounts are made up of segments.

WHAT IF AN INDEX IS DISCONTINUED OR IF THE CALCULATION OF THE INDEX IS CHANGED SUBSTANTIALLY?

If an index is discontinued or if the calculation of the index is changed substantially, we may substitute a comparable index subject to approval by the Interstate Insurance Product Regulation Commission.

We will send written notification to you, and any assignee of record, at the last known addresses at least 30 days in advance. That notification will inform you of your options for transferring to other accounts. If you do not give us transfer instructions prior to the date the account is discontinued, we will notify you as to which account we will transfer the value in the discontinued account.

HOW AND WHEN IS A SEGMENT CREATED?

A new segment is created as a result of a combination of any of the following:

(1) an automatic transfer to a fixed indexed account from the interim account; and/or

(2)  a transfer to a fixed indexed account made by written request; and/or

(3) an amount retained in a fixed indexed account at the end of the segment term.

WHAT IS THE VALUE OF A FIXED INDEXED ACCOUNT?

The value of a fixed indexed account is equal to the sum of all the values of all the segments in the fixed indexed account. The value of a segment on any day after the segment date is equal to:

(1)  the value of the segment as of the prior day; plus

(2)  any index credits credited on the segment since the prior day; minus

ICC18-20150                                                  Minnesota Life 14

(3)the amount of any monthly charges, index segment charges, transfers or partial surrenders from the segment since the prior day.

HOW AND WHEN ARE THE INDEX CREDITS CALCULATED?

We calculate index credits separately for each segment at the end of each index credit term and we add them to the segment at that time. Index credits are not calculated or credited to a segment except at the end of an index credit term. Amounts deducted from a segment prior to the end of an index credit term will not receive any index credit.

The index credit is equal to the value of the segment as of the end of the index credit term, prior to applying any index credits, multiplied by the participation rate, and then multiplied by the segment growth rate.

WHAT IS THE SEGMENT GROWTH RATE FOR EACH SEGMENT?

The segment growth rate is equal to the weighted average of the index growth rates for each external index applicable to that segment, subject to the maximum of the growth cap and the minimum of the growth floor. An index weight is a percentage assigned to each index in an indexed account. The weights for the external indices applicable to each indexed account are shown on the policy data pages.

WHAT IS THE INDEX GROWTH RATE FOR EACH EXTERNAL INDEX?

The index growth rate for any external index is equal to:

(1) the closing value of the index as of the day coinciding with the end of the index credit term; divided by

(2) the closing value of the index as of the day coinciding with the end of the prior index credit term, (or the day preceding the segment date for the first index credit calculation done within the segment); minus

(3)  one.

The closing value of the index is the published value of the index as of the end of the business day. If no closing value is published for the days referred to above, we will use the closing value for the prior day for which the closing value is published.

IS THERE A MINIMUM GROWTH CAP FOR THE FIXED INDEXED ACCOUNT INDEX CREDIT TERM?

Yes. The minimum growth cap that we may set for any fixed indexed account index credit term is shown on the policy data pages.

FIXED LOAN ACCOUNT

WHAT IS THE FIXED LOAN ACCOUNT?

The fixed loan account contains amounts transferred from your other accounts when a fixed interest rate loan is taken. Interest is credited on the fixed loan account at a rate at least equal to the guaranteed interest rate shown on the policy data pages. We may, at our discretion, calculate interest at a higher rate. We calculate interest and add it to the fixed loan account on a daily basis.

WHAT IS THE VALUE OF THE FIXED LOAN ACCOUNT?

As of the initial policy loan transaction date, the value of the fixed loan account is equal to the value of any policy loan on such date. After the initial loan transaction date, the value of the fixed loan account is equal to:

(1)  the fixed loan account value as of the prior day; plus

(2)  the amount of any interest credited since the prior day; plus

(3) the amount of any new fixed interest rate policy loan since the prior day; minus

(4) the amount of any fixed interest rate policy loan amount repaid since the prior day; minus

(5) any amount, other than a loan repayment, transferred to other accounts since the prior day.

ICC18-20150                                                  Minnesota Life 15

VARIABLE SEPARATE ACCOUNT

WHAT IS THE VARIABLE SEPARATE ACCOUNT?

The variable separate account is the "Minnesota Life Individual Variable Universal Life Account". We established this variable separate account for this class of policies and other classes of policies under Minnesota law. The variable separate account is composed of several sub-accounts. We own the assets of the variable separate account. However, those assets are not chargeable with the liabilities arising out of any other business we may conduct. Income, gains and losses from assets of the separate account shall be charged against such account without regard to other income, gains or losses of the insurer.

HOW WAS THE VARIABLE SEPARATE ACCOUNT ESTABLISHED?

We established the variable separate account under Minnesota Law. It is registered as a unit investment trust under the 1940 Act.

WHAT IS THE PURPOSE OF THE VARIABLE SEPARATE ACCOUNT?

The variable separate account supports the operation of the policy (except policy loans and settlement options) and others of its class. Assets of the variable separate account also support other variable life insurance policies we offer through the variable separate account.

ARE SUB-ACCOUNTS AVAILABLE UNDER THE VARIABLE SEPARATE ACCOUNT?

The variable separate account is divided into sub-accounts. We allocate net premiums to one or more of the sub-accounts you have chosen. We reserve the right to add, combine or remove any sub-account of the variable separate account and to transfer the assets of one or more sub-accounts to any other sub-account. We also reserve the right to make the sub-accounts available under other classes of policies as we deem appropriate.

WHAT ARE THE INVESTMENTS OF THE VARIABLE SEPARATE ACCOUNT?

Each sub-account invests exclusively in the shares of a corresponding fund. Shares are purchased for the variable separate account at the net asset value of the applicable fund. If investment in a fund is no longer possible or if we determine it inappropriate for policies of this class, we may substitute another fund.

Substitution may be with respect to existing policy values. The investment policy of the variable separate account may not be changed, however, without the approval of the regulatory authorities of the state of Minnesota. If required, we will file for approval with the regulatory authorities of the state in which this policy is issued.

We reserve the right to provide to a fund, information about owners and their trading activities involving the fund's portfolio(s) that we deem necessary to
(1) deter fraud or violations of our operating rules or the operating rules of the fund and (2) as required to comply with applicable state or federal law.

WHAT CHANGES MAY WE MAKE TO THE VARIABLE SEPARATE ACCOUNT?

We reserve the right, when permitted by law, to transfer assets of the variable separate account which we determine to be associated with the class of policies to which this policy belongs, to another variable separate account. If such a transfer is made, the term "variable separate account" as used in this policy shall then mean the variable separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right, when permitted by law, to:

(1)  de-register the variable separate account under the 1940 Act;

(2) restrict or eliminate any voting right of policy owners or other persons who have voting rights as to the variable separate account;

(3) combine the variable separate account with one or more other variable separate accounts;

(4) operate the variable separate account or a sub-account as either a unit investment trust or a management company under the 1940 Act or in any other form allowed by law;

(5)  terminate and/or liquidate the variable separate account;

ICC18-20150                                                  Minnesota Life 16

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(6)  make any changes to the variable separate account to conform with, or required by any change in, federal tax law, the 1940 Act and regulations promulgated thereunder, or any applicable federal or state laws.

HOW ARE UNITS DETERMINED?

With each net premium payment allocated to a sub-account, we divide that payment by the then current unit value for the sub-account, to determine the number of units to credit to the sub-account. The then current unit value is the value at the end of the valuation date on which we receive your premium. Once determined, the number of units will not be affected by changes in the unit value.

HOW ARE UNITS INCREASED OR DECREASED?

The number of units in each sub-account will be increased by the allocation of subsequent net premiums, fixed interest rate loan repayments, transfers to that sub-account, and allocations of fixed loan account interest. The number of units will be decreased by policy charges to the sub-account, fixed interest rate policy loans, transfers and partial surrenders from that sub-account. The number of sub-account units will decrease to zero if a policy is surrendered or terminated.

HOW IS A UNIT VALUED?

The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. The unit value increases or decreases on each valuation date. For any valuation date, the unit value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date. The assets of the variable separate account shall be valued on each valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor is a measure of the net investment experience of a sub-account.

The net investment factor for a valuation period is the gross investment rate for such valuation period, plus any unit value credit under this policy. We determine periodically whether unit value credits apply. Unit value credits are not guaranteed.

The gross investment rate is equal to:

(1) the net asset value per share of a fund share held in the sub-account of the variable separate account determined at the end of the current valuation period; plus

(2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

(3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

WHAT IS THE VALUE OF YOUR INVESTMENT IN THE VARIABLE SEPARATE ACCOUNT ACCUMULATION VALUE?

The value of your investment in the variable separate account is the sum of the units of each sub-account multiplied by the unit value for that sub-account.

The value of your investment in the variable separate account is not guaranteed.

REQUESTED TRANSFERS
--------------------------------------------------------------------------------
WHAT IS A REQUESTED TRANSFER?

A requested transfer is a reallocation of all or a portion of the value in your accounts to another account or accounts. Transfers must be requested in writing, by telephone, by facsimile (FAX) transmission, or through your agent as authorized by you and are subject to the conditions and limitations on transfers.

WHICH ACCOUNTS ARE AVAILABLE FOR REQUESTED TRANSFERS?

You can transfer the value in your accounts into, or out of, the following accounts:

ICC18-20150                                                  Minnesota Life 17

(1)  guaranteed interest account;

(2)  fixed indexed accounts;

(3)  any sub-account of the variable separate account.

ARE THERE LIMITATIONS ON TRANSFERS?

The value to be transferred must be at least $250. If the value in an account or sub-account is less than $250, we reserve the right to include that remaining account or sub-account value in the amount transferred.

We reserve the right to restrict the dollar amount of any transfer to or from the guaranteed interest account and fixed indexed accounts. In addition, transfers to or from the guaranteed interest account and fixed indexed accounts may be limited to one such transfer per policy year.

You may give us instructions in writing for a series of systematic transfers. However, systematic transfers from the fixed indexed accounts are not allowed.

ARE THERE ADDITIONAL RESTRICTIONS ON TRANSFERS OF VALUES OF THE VARIABLE SEPARATE ACCOUNT?

Short-term and excessive trading (sometimes referred to as "market timing") by an owner may have a detrimental effect on assets in the sub-account, the share prices of the corresponding funds, and the rights of other owners. Therefore, to deter short term and excessive trading, we reserve the right to limit the amount and frequency of transfers to the sub-accounts and to refuse to process transfers. Such restrictions may also be applied in any other manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other owners.

If we suspect market timing activity, we will send you a warning notice indicating that if the suspected activity continues, we will take action to restrict such activity. If the suspected pattern of market timing is found in two quarters, we will restrict transaction activity to requests submitted to us in writing via regular U. S. mail, signed by the policyowner. Transaction activity that warrants a restriction does not need to occur in two consecutive quarters.

The funds may restrict the amounts or frequency of transfers to or from the sub-account of the variable separate account in order to protect fund shareholders.

In addition, certain funds in which the sub-accounts invest may impose redemption fees. Any fund redemption fees that you are charged are paid to and retained by the fund, and not us or the variable separate account.

There may be a delay in completing a transfer if the transfer involves a purchase of shares from a fund that requires the receipt of federal funds before accepting a purchase order, or redemption of shares from a fund that delays the payment of proceeds.

HOW WILL WE DETERMINE THE VALUE OF YOUR ACCOUNTS UPON RECEIPT OF A TRANSFER REQUEST?

Transfers out of the variable separate account or among the sub-accounts of the variable separate account will be made on the basis of sub-account unit values as of the end of the valuation date on which we receive your written request in good order at our home office.

The value of the transfers out of the guaranteed interest account will be determined as of the date on which we receive your written request in good order at our home office.

The amount to be transferred out of each segment of the fixed indexed account will be determined as of the end of the segment term. The amount of any transfer out of the interim account will be determined as of the date on which we receive your written request in good order at our home office.

Transfers will be effective after we approve and record them at our home office.

ARE THERE ADDITIONAL RESTRICTIONS ON TRANSFERS OF VALUES FROM THE FIXED INDEXED ACCOUNTS?

Requests to transfer values of any fixed indexed accounts may be made in writing at any time. Transfers from any fixed indexed account will always affect all segments within that fixed indexed account.

ICC18-20150                                                  Minnesota Life 18

Any request to transfer value from a fixed indexed account, including transfers to another fixed indexed account, must specify the amount to be transferred as a whole percentage of value in the fixed indexed account. Transfers of values from each segment in the fixed indexed account and from any corresponding interim account will be based upon such specified percentage. Any transfer of value from an interim account will occur on the date we receive the transfer request in good order at our home office. However, transfers of value from fixed indexed account segments, including transfers to another fixed indexed account, will only occur at the end of the segment term for each applicable segment.

When such transfers are made, we will process the transactions in this order:

(1)  we credit any interest and index credits; then

(2)  make transfers, and then

(3)  assess charges, if any.

HOW DO WE PROCESS TRANSFERS TO A FIXED INDEXED ACCOUNT FROM ACCOUNTS OTHER THAN A FIXED INDEXED ACCOUNT?

Transfers into any fixed indexed account from anything other than a fixed indexed account may be done any time subject to the limitations we have established on a transferred account. If we receive a written request in good order to transfer value to a fixed indexed account on a date other than an interim account transfer date, we will transfer value to the interim account on the date your request is received in good order. On the next interim account transfer date, the value in the interim account will be transferred to the fixed indexed account. If we receive a written request in good order to transfer value to a fixed indexed account on an interim account transfer date, we will transfer the value directly to the fixed indexed account.

ACCUMULATION VALUE
--------------------------------------------------------------------------------
WHAT IS THE ACCUMULATION VALUE?

The accumulation value is equal to the sum of the values in the guaranteed interest account, fixed indexed accounts, fixed loan account, variable separate account, and interim account in which you are invested, each of which is valued separately.

IS THERE A MINIMUM VALUE APPLICABLE ON ANY ACCOUNT?

Yes. If your policy terminates due to death, surrender, or termination, we will calculate a minimum value on each fixed indexed account, the interim account, and the guaranteed interest account. The minimum value at death, surrender, or termination for each fixed indexed account, the interim account, and the guaranteed interest account is calculated reflecting all increases and decreases to the fixed indexed accounts, the interim account, and the guaranteed interest account with the exception of any indexed account charges and any index segment charges, using the guaranteed interest rate shown on the policy data pages. The interest amount is calculated and credited daily.

BASIS OF VALUES
--------------------------------------------------------------------------------
WHAT IS THE BASIS FOR THE CALCULATIONS OF THE NONFORFEITURE VALUES?

We use the guaranteed interest rate and the nonforfeiture mortality table shown on the policy data pages.

DO THE VALUES IN THIS POLICY CONFORM TO THE MINIMUMS REQUIRED BY LAW?

Yes. The nonforfeiture values for this policy comply with the Interstate Insurance Product Regulation Commission Uniform Standards. A detailed statement showing how those values are determined has been filed with the Interstate Insurance Product Regulation Commission. Accumulation values and any paid-up nonforfeiture benefits available under the policy are not less than the minimum values and benefits required by, or pursuant to, the industry standard regulation shown on the policy data pages.

Accumulation values and any paid-up nonforfeiture benefits available under the policy other than at policy anniversary will be calculated allowing for time lapsed from the last preceding policy anniversary.

ICC18-20150                                                  Minnesota Life 19

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POLICY LOANS
--------------------------------------------------------------------------------
CAN YOU BORROW MONEY ON YOUR POLICY?

Yes. After your policy has accumulation value, you may borrow up to the maximum policy loan amount. This amount is determined as of the date we receive your request in good order for a policy loan. We will require your written request for a policy loan. The policy will be the only security required for your policy loan.

We have the right to postpone the policy loan for up to six months when the policy loan is to come from the value of your accounts that are part of the general account. However, we cannot do so if the policy loan is to be used to pay premiums on any policies you have with us.

WHAT TYPE OF POLICY LOANS ARE AVAILABLE?

You may choose between a fixed interest rate loan and a variable interest rate loan. If you are switching from a fixed interest rate loan to variable interest rate loan type, you must have sufficient value in the fixed indexed accounts. If you want to change the type of loan and a policy loan exists, your existing loan balance plus any accrued loan interest will be transferred to the other loan type.

WHEN IS POLICY LOAN INTEREST DUE AND PAYABLE?

Interest accrues daily and will be charged on the loan in arrears. Policy loan interest is due on a policy loan transaction, on each policy anniversary, on surrender or termination of the policy and on the date of the death of the insured. If you do not pay the interest on your loan in cash, your policy loan will be increased by an additional policy loan in the amount of the unpaid interest. It will then be charged the same rate of interest as your loan.

HOW AND WHEN CAN YOU REPAY YOUR LOAN?

If your policy is in force, your loan can be repaid in part or in full at any time before the insured's death. Your loan may also be repaid within 60 days after the date of the insured's death if we have not paid any of the benefits under this policy.

WHAT HAPPENS IF YOU DO NOT REPAY YOUR LOAN?

Your policy will remain in force so long as the accumulation value less the sum of the policy loan and any unpaid policy loan interest is sufficient to cover the monthly charges. Otherwise, your policy will terminate.

To prevent your policy from terminating, you will have to make a loan repayment. We will notify you 61 days in advance of our intent to terminate the policy and the loan repayment required to keep it in force. The repayment must be postmarked within 61 days after our mailing of the notice.

WHAT HAPPENS TO UNALLOCATED MONEY WE RECEIVE?

Unless money we receive is designated by you as a repayment of loan or loan interest, we will automatically apply it as premium for your policy.

FIXED INTEREST RATE LOAN

WHAT IS A FIXED INTEREST RATE LOAN?

A fixed interest rate loan is a loan where the interest rate we charge does not vary for the duration of the loan.

The fixed interest rate is shown on the policy data pages.

WHAT IS THE MAXIMUM AMOUNT AVAILABLE FOR A FIXED INTEREST RATE LOAN?

The maximum amount available for a fixed interest rate loan under your policy is the accumulation value less the surrender charge less three months of monthly charges. This amount will be determined as of the date we receive your request for a loan in good order at our home office.

ICC18-20150                                                  Minnesota Life 20

HOW WILL THE ACCUMULATION VALUE BE AFFECTED WHEN YOU TAKE A FIXED INTEREST RATE LOAN?

We will take the amount of the loan from your accounts other than the fixed loan account and transfer those values to the fixed loan account.

You may instruct us as to which accounts and in which proportions a fixed interest rate policy loan will be taken. However, an instruction to take a fixed interest rate policy loan from a fixed indexed account will apply on a pro-rata basis based on the value in each segment of the fixed indexed account.

In the absence of any instructions, the fixed interest rate loan amount will be taken from your accounts in the following order:

(1) All fixed interest rate loan amounts will be taken first from the value in the guaranteed interest account.

(2) If the fixed interest rate loan amount exceeds the value in the guaranteed interest account, the remaining fixed interest rate loan amount will be taken from the value in the variable separate account on a pro-rata basis based on the value in each sub-account.

(3) If the fixed interest rate loan amount exceeds the value in the guaranteed interest account and variable separate accounts, the remaining fixed interest rate loan amount will be taken from the value in the interim account.

(4) If the fixed interest rate loan amount exceeds the value in the guaranteed interest account, variable separate account and the interim accounts, the remaining fixed interest rate loan amount will be taken from the value in the fixed indexed accounts on a pro-rata basis based on the value in each segment.

IS THE INTEREST CREDITED IN THE FIXED LOAN ACCOUNT TRANSFERRED TO OTHER
ACCOUNTS?

Yes. At every policy loan transaction and policy anniversary, the interest credited to the fixed loan account since the last policy loan transaction or the last policy anniversary is allocated to your other accounts on a pro-rata basis.

WHAT HAPPENS WHEN YOU REPAY A FIXED INTEREST RATE POLICY LOAN?

When you repay a fixed interest rate policy loan, the policy loan is reduced by the amount of the loan repayment.

You may instruct us as to which accounts and in which proportions the fixed loan repayment will be allocated.

In the absence of any instructions, the fixed interest rate loan repayment will be allocated to all your accounts other than the fixed loan account on a pro-rata basis based on the value in each of the accounts.

We reserve the right to restrict the amount of any fixed interest rate loan repayment allocated to the guaranteed interest account or to the fixed indexed accounts.

VARIABLE INTEREST RATE LOAN

WHAT IS A VARIABLE INTEREST RATE LOAN?

A variable interest rate loan is a loan where the loan interest rate can change annually throughout the duration of the loan.

The variable interest rate loan in effect on the policy date is shown on the policy data pages. If that rate changes, we will notify you in the annual report or other written notice.

The variable interest rate will be equal to the greater of:

(1) the published monthly average (Moody's Corporate Bond Yield Average - Monthly Average Corporates) as published by Moody's Investors Service, Inc. or its successor for the calendar month ending two months prior to the date the rate is determined, and

ICC18-20150                                                  Minnesota Life 21

(2) the guaranteed interest rate for the guaranteed interest account shown on the policy data pages, plus one percent per annum.

However, the variable loan interest rate will not exceed the current crediting rate on the Guaranteed Interest Account, plus the Variable Loan Interest Rate Factor shown on the policy data pages.

HOW DOES THE INTEREST RATE ON A VARIABLE INTEREST RATE LOAN CHANGE?

We may change the interest rate once a year on your policy anniversary. We will notify you prior to your anniversary of any changes for the coming year. The rate charged may be increased whenever such increase would increase the rate by one-half percent or more per annum. The rate charged must be decreased whenever such decrease would decrease that rate by one-half percent or more per annum. Any change in the loan interest rate will apply to any new policy loans or policy loans existing on your policy anniversary.

WHAT IS THE MAXIMUM AMOUNT AVAILABLE FOR VARIABLE INTEREST RATE LOANS?

The maximum amount available for all variable interest rate loans under your policy is the value in the fixed indexed accounts, including the value in the interim account, less the surrender charge less three months of monthly charges. This amount will be determined as of the date we receive your request for a loan in good order at our home office.

HOW WILL THE ACCUMULATION VALUE BE AFFECTED WHEN YOU TAKE A VARIABLE INTEREST RATE LOAN?

The accumulation value is unaffected when you take a variable interest rate loan.

WHAT HAPPENS WHEN YOU REPAY A VARIABLE INTEREST RATE LOAN?

When you repay a variable interest rate loan, that loan is reduced by the amount of the loan repayment.

WHAT HAPPENS IF THE VARIABLE INTEREST RATE LOAN EXCEEDS THE VALUE IN THE FIXED INDEXED ACCOUNTS INCLUDING THE INTERIM ACCOUNT?

If the variable interest rate loan plus any accrued loan interest exceeds the value in the fixed indexed accounts, including the interim account, we will automatically transfer any existing loan balance plus accrued loan interest from the variable interest rate loan to a fixed interest rate loan. You may convert back to a variable interest rate loan by a method that is agreeable to you and us.

We will make this determination at every policy loan transaction, at each policy change and at each monthly policy anniversary.

POLICY CHANGES
--------------------------------------------------------------------------------
WHAT POLICY CHANGES CAN BE MADE UNDER THIS POLICY?

After the first policy anniversary, and while your policy is in force, and the insured is alive, you may ask us to make any of the following policy changes:

(1)  increase or decrease the face amount;

(2)  change the death benefit option;

(3)  take a partial surrender;

(4)  change the risk class of the insured.

You may request a policy change by completing a policy change application in good order.

WILL EVIDENCE OF INSURABILITY BE REQUIRED?

Yes. Any change in the risk class of the insured or any increase in the net amount at risk resulting from a policy change will require evidence of insurability satisfactory to us.

ICC18-20150                                                  Minnesota Life 22

WHEN WILL A POLICY CHANGE BE EFFECTIVE?

A policy change will become effective only:

(1) on the first monthly policy anniversary on or following the date we approve and record it at our home office or any place we designate; and

(2) while the health of the insured remains as stated in the application for this policy change.

When we approve your written request for a policy change, we will amend your policy by sending you new policy data pages with a copy of your policy change application attached to them.

CAN YOU CHANGE THE FACE AMOUNT OF YOUR POLICY?

You may request a change to your policy's face amount. This request must be made within the lifetime of the insured. The minimum change must be at least $5,000 except for face amount changes which are the result of a partial surrender of the policy.

HOW MAY THE FACE AMOUNT BE INCREASED?

You must submit an application to increase your policy's face amount. The application must include evidence of insurability satisfactory to us. The effective date of the increase in face amount will be the first monthly policy anniversary on or following the date all requirements are met. Upon approval of any face amount increase, we will send you new policy data pages.

HOW MAY THE FACE AMOUNT BE DECREASED?

You must send us a written request to decrease the face amount of your policy if there are one or more coverage layers eligible for a decrease shown on the policy data pages. A coverage layer is eligible for a decrease if it has been in force for at least one year. The effective date of the decrease in face amount will be the first monthly policy anniversary on or following the date we receive the written request in good order and have approved it. Upon approval of any face amount decrease, we will send you new policy data pages.

HOW ARE COVERAGE LAYERS AFFECTED BY A DECREASE IN FACE AMOUNT?

Coverage layers will be decreased in the following order:

(1)  the most recent increase in face amount, if any; then

(2) other increases in face amount, in the reverse order in which they were added; and finally

(3)  the original face amount.

ARE THERE RESTRICTIONS ON FACE AMOUNT DECREASES BASED ON THE CODE?

Yes. If a requested face amount decrease would cause your policy to be disqualified as life insurance under the Code, we will not accept your request. In addition, unless you have specified otherwise in writing, if a requested face amount decrease would cause your policy to be classified as a modified endowment contract under the Code, we will not accept your request.

POLICY CHARGES
--------------------------------------------------------------------------------
WHAT TYPES OF CHARGES ARE THERE UNDER THIS POLICY?

Charges under this policy are assessed against the premiums and accumulation value.

WHAT CHARGES ARE ASSESSED AGAINST THE PREMIUMS?

We assess a premium charge not to exceed the percent shown on the policy data pages. We assess this charge to compensate us for distribution and administrative expenses and certain premium taxes associated with our issuance of the policy.

ICC18-20150                                                  Minnesota Life 23

WHAT CHARGES ARE ASSESSED AGAINST THE ACCUMULATION VALUE?

Against your accumulation value, we assess:

(1) Monthly Policy Charge. This charge will not exceed the amount shown on the policy data pages. This charge is to cover certain administrative expenses, including those attributable to the records we create and maintain for your policy.

(2) Policy Issue Charge. This charge is shown in the schedule on the policy data pages and applies for the period shown on the policy data pages following issue and face amount increases. This charge is to recover the expense of issuing, underwriting and distributing the policy.

(3) Cost of Insurance Charge. This charge for each coverage layer is calculated by multiplying the net amount at risk for that coverage layer by a rate which varies with the insured's age, gender (if applicable) and risk class. The maximum cost of insurance rates for the initial coverage layer are shown on the policy data pages. The maximum cost of insurance rates for any subsequent coverage layer are shown on the new policy data pages sent at the time of the increase. This charge compensates us for providing the death benefit under this policy.

(4) Mortality and Expense Risk Charge. This charge will not exceed the maximum rate shown on the policy data pages multiplied by the accumulation value. This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other policy charges will not cover our expenses in connection with the policy.

(5) Indexed Account Charge. This charge will not exceed the maximum rate shown on the policy data pages multiplied by the value in the fixed indexed accounts. This charge is to help cover administrative and other expenses associated with the fixed indexed accounts of the policy.

(6) Cash Extra Charge. This charge compensates us for providing the death benefit when certain mortality risks exceed the standard and is shown on the policy data pages.

(7)  Transaction Charges:

         a. A Policy Change Transaction Charge is charged at every policy change except for partial surrenders. This charge is for expenses associated with processing a policy change. The charge will not exceed the amount shown on the policy data pages.

         b. A Partial Surrender Transaction Charge is charged for expenses associated with processing a partial surrender. The Partial Surrender Transaction Charge is shown on the policy data pages.

         c. A Transfer Transaction Charge is charged at each requested transfer of accumulation value. This charge is for expenses associated with processing a requested transfer. The charge will not exceed the amount shown on the policy data pages.

(8) Surrender Charge. This charge is shown in the schedule on the policy data pages and applies for the period shown on the policy data pages following issue and face amount increases. This charge is to compensate us for expenses on the policy which have not yet been recovered through other policy charges.

(9) Additional Agreements Charge. If any agreements are attached to this policy, there may be a charge for any such agreement shown on the policy data pages.

(10) Index Segment Charge. This charge is equal to a percentage rate multiplied by the value of an indexed account segment as of the interim account transfer date. The percentage rate will not exceed the rate shown on the policy data pages. This charge is to help cover expenses that are directly related to the creation of the segments in the fixed indexed accounts and is deducted from the applicable fixed indexed account segment as of the interim account transfer date.

WHICH OF THE POLICY AND AGREEMENT CHARGES ARE SUBJECT TO ADJUSTMENT?

All of the policy and agreement charges are subject to adjustment, but the policy and agreement charges will never exceed the maximum amounts shown on the policy data pages.

If any policy or agreement charges are adjusted, any such adjustment will be based on future estimated or emerging experience factors as well as profit considerations. Experience factors that could cause a change in the policy or agreement charges are interest, mortality, persistency, policy duration, taxes, accumulation value allocations, expenses, and profit considerations.

ICC18-20150                                                  Minnesota Life 24

WHEN ARE CHARGES ASSESSED AGAINST YOUR ACCUMULATION VALUE?

The Monthly Policy Charge, Policy Issue Charge, Cost of Insurance Charge, Mortality and Expense Risk Charge, Indexed Account Charge, Cash Extra Charge, and Charges for Additional Agreements are assessed in advance on the policy date and at every monthly policy anniversary.

The Index Segment Charge is assessed against your fixed indexed account accumulation value as of the interim account transfer date.

A Transaction Charge is assessed against your accumulation value when the transaction occurs.

A Surrender Charge is assessed against your accumulation value when the policy is surrendered or terminated.

HOW WILL POLICY CHARGES THAT ARE ASSESSED AGAINST ACCUMULATION VALUE BE TAKEN FROM YOUR VARIOUS ACCOUNTS?

With the exception of the Indexed Segment Charge, you may instruct us as to which accounts and in which proportions the policy charges will be taken. However, an instruction to take the policy charges from a fixed indexed account will apply on a pro-rata basis based on the value in each segment of the fixed indexed account.

In the absence of any instructions, the policy charges will be taken from your accounts in the following order:

(1) All policy charges will be taken first from the value in the guaranteed interest account.

(2) If the policy charges exceed the value in the guaranteed interest account, the remaining policy charges will be taken from the value in the variable separate account on a pro-rata basis based on the value in each sub-account.

(3) If the policy charges exceed the value in the guaranteed interest and variable separate accounts, the remaining policy charges will be taken from the value in the interim account.

(4) If the policy charges exceed the value in the guaranteed interest, variable separate account and the interim accounts, the remaining policy charges will be taken from the value in the fixed indexed accounts on a pro-rata basis based on the value in each segment.

GRACE PERIOD
--------------------------------------------------------------------------------
WHAT HAPPENS IF THERE IS INSUFFICIENT ACCUMULATION VALUE TO COVER THE MONTHLY CHARGES?

If the accumulation value less the sum of the policy loan and any unpaid policy loan interest is insufficient to cover the monthly charges on any monthly policy anniversary, a 61-day grace period begins. Your policy will remain in force during the grace period. You may make payments during the grace period to cover the insufficiency and continue your policy in force beyond the grace period. We will send you, and any assignee of record, at the last known address, at least 31 days prior to the end of the grace period, a written notice indicating the due date and the payment required to keep your policy in force.

WHAT IS THE PAYMENT REQUIRED TO KEEP THE POLICY IN FORCE?

The payment required to keep your policy in force after the grace period commences is equal to three times the sum of all the monthly charges that were due at the beginning of the grace period, plus the premium charge that would apply.

WHAT HAPPENS IF THIS PAYMENT IS NOT MADE WITHIN THE GRACE PERIOD?

If the payment is not made or postmarked by the end of the grace period, your policy will terminate.

WHAT HAPPENS IF THE INSURED DIES DURING THE GRACE PERIOD?

If the insured dies during the grace period, the death proceeds will be paid to the beneficiary.

ICC18-20150                                                  Minnesota Life 25

REINSTATEMENT
--------------------------------------------------------------------------------
CAN YOU REINSTATE YOUR POLICY AFTER IT HAS TERMINATED?

Yes. At any time within three years from the date of policy termination, you may ask us to restore your policy to an in force status, unless the policy has terminated due to a full policy surrender. We will require:

(1)your written request to reinstate this policy; and

(2)that you submit to us at our home office or any place we designate during the insured's lifetime evidence satisfactory to us of the insurability of the insured so that we may have time to act on the evidence during the insured's lifetime; and

(3)a payment that is sufficient to cover all monthly charges and policy loan interest due and unpaid during the grace period, and any proceeds paid at termination; and

(4)a premium sufficient to keep the policy in force for three months after the date of the reinstatement.

WHAT IS THE EFFECTIVE DATE OF THE REINSTATEMENT?

The effective date of the reinstated policy will be the first monthly policy anniversary on or following the date we approve your request to reinstate.

WHAT ARE THE SURRENDER AND POLICY CHARGES AT THE REINSTATEMENT DATE?

The length of time the policy was not in force will not impact the amount of or reduce the period of time remaining on the surrender and policy charge schedules that were in place at the end of the grace period.

We will send you new policy data pages when your policy is reinstated.

HOW IS THE ACCUMULATION VALUE CALCULATED UPON REINSTATEMENT?

The accumulation value upon the effective date of your reinstatement will be based upon the premium payment made to reinstate the policy less any applicable charges.

SURRENDER
--------------------------------------------------------------------------------
MAY THE POLICY BE SURRENDERED?

Yes. You may request to fully surrender your policy at any time before the insured's death. If you request a full surrender, your policy will terminate.

IS THERE A SURRENDER CHARGE?

Yes. The surrender charge is shown on the policy data pages.

WHAT IS THE SURRENDER VALUE OF YOUR POLICY?

The surrender value is the accumulation value less any unpaid policy charges which we assess against accumulation value, less any outstanding policy loan and any unpaid policy loan interest, and less the surrender charge.

We determine the surrender value as of the end of the valuation date on which we receive your written surrender request.

HOW DO YOU SURRENDER YOUR POLICY?

Send your policy and a written request for surrender to us at our home office or any place we designate. We will send your surrender proceeds to you in a single sum unless you request otherwise.

IS A PARTIAL SURRENDER PERMITTED?

Yes. You may make a partial surrender of your surrender value any time after the first policy anniversary. The amount of a partial surrender must be $500 or more.

With the level option a partial surrender will cause a decrease in the face amount equal to the amount surrendered.

ICC18-20150                                                  Minnesota Life 26

WHAT IS THE MAXIMUM PARTIAL SURRENDER PERMITTED?

The maximum amount of partial surrender permitted at any time is equal to:

(1)  the accumulation value of the policy; minus

(2)  any policy loan and accrued loan interest; minus

(3)  the surrender charge; minus

(4)  three months of monthly charges; minus

(5)  the partial surrender transaction charge.

IS THERE A CHARGE FOR A PARTIAL SURRENDER?

For a partial surrender, we charge a Partial Surrender Transaction Charge which is shown on the policy data pages.

MAY YOU DIRECT US AS TO HOW PARTIAL SURRENDERS WILL BE TAKEN FROM THE ACCUMULATION VALUE?

Yes. You may instruct us as to which accounts and in which proportions a partial surrender will be taken. However, any instruction to take a partial surrender from a fixed indexed account will apply on a pro-rata basis based on the value in each segment of the fixed indexed account.

In the absence of any instructions, the partial surrenders will be taken from your accounts in the following order:

(1) All partial surrenders will be taken first from the value in the guaranteed interest account.

(2) If the partial surrender exceeds the value in the guaranteed interest account, the remaining amount of the partial surrender will be taken from the value in the variable separate account on a pro-rata basis based on the value in each sub-account.

(3) If the amount of the partial surrender exceeds the value in the guaranteed interest account and variable separate account, the remaining amount of the partial surrender will be taken from the value in the interim account.

(4) If the amount of the partial surrender exceeds the value in the guaranteed interest account, variable separate account and interim accounts, the remaining partial surrender will be taken from the value in the fixed indexed accounts on a pro-rata basis based on the amount in each segment.

ARE THERE RESTRICTIONS ON THE AMOUNT OF THE PARTIAL SURRENDER?

Yes. If a requested partial surrender would cause your policy to be disqualified as life insurance under the Code, we will not accept your request. In addition, unless you have specified otherwise in writing, if a requested partial surrender would cause your policy to be classified as a modified endowment contract under the Code, we will not accept your request.

MAY POLICY PAYMENTS BE DEFERRED?

Yes. We reserve the right to defer surrender and partial surrender payments for up to six months from the date of your written request, if surrender and partial surrender payments are based upon accumulation values that do not depend on the investment performance of the variable separate account. In that case, if we postpone our payment for more than 31 days, we will pay you interest at the guaranteed interest rate as shown on the policy data pages for the period during which payment is postponed.

In addition, we reserve the right to defer surrender and partial surrender payments, transfers, loans and the payment of death benefit proceeds for the following: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical, or (c ) the Securities and Exchange Commission, by order, permits deferral for the protection of owners.

If required under applicable law, we may block an owner's policy or restrict policy transactions and thereby refuse to pay any request for transfer, surrender, partial surrender, policy loans or death benefit proceeds until instructions are received from the appropriate regulator. We may provide additional information about the owner, the policy, and the policy's accounts to government regulators.

WHAT IF THE INSURED'S DEATH OCCURS AFTER WE RECEIVE YOUR SURRENDER REQUEST?

ICC18-20150                                                  Minnesota Life 27

If the insured's death occurs after we receive your surrender request in good order, we will pay the surrender value, if any, to you or to your estate. We will not pay a death benefit to the beneficiary.

ADDITIONAL INFORMATION
--------------------------------------------------------------------------------
CAN YOU ASSIGN YOUR POLICY?

Yes. Your policy may be assigned. The assignment must be in writing and filed with us at our home office or any place we designate. Unless you specify otherwise, the assignment will take effect on the date you sign the notice of assignment. We assume no responsibility for the validity or effect of any assignment of this policy or of any interest in it. Any surrender or death proceeds which become payable to the assignee will be payable in a single sum. Any payments made or actions taken by the company, prior to the receipt of this notice, will remain in effect. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of that interest.

WHAT IF THE INSURED'S AGE OR GENDER (IF APPLICABLE) IS MISSTATED?

If the insured's age or gender (if applicable) has been misstated, we will adjust the death proceeds based on what the last monthly charges would have purchased at the correct age and gender (if applicable).

WHAT ARE THE ADMINISTRATIVE REQUIREMENTS FOR PROCESSING TRANSACTIONS?

We will process requested transactions, payments and changes under this policy only after we have received your written request at our home office or any place we designate. Administrative requirements, which may change from time to time, may include proper completion of forms, valid instructions, and authorizations, or other administrative or evidentiary requirements.

We reserve the right to require you or other persons providing a signature, in connection with a disbursement of any amounts under the policy or a change in beneficial rights under the policy, to provide a signature guarantee to protect against fraud.

WHEN DOES YOUR POLICY BECOME INCONTESTABLE?

After this policy has been in force during the insured's lifetime for two years from the policy date, we cannot contest this policy, except for nonpayment of premiums or for fraud in the procurement of the policy, when permitted by applicable law in the state where the policy is delivered or issued for delivery. If the insured dies within two years from the policy date, policy proceeds will not be paid until after we confirm that the insured was covered under this policy. Contest will be based on information in any application that is material to the risk accepted or the hazard assumed by us.

However, if there has been a policy change or reinstatement for which we required evidence of insurability, that policy change or reinstatement will be contestable for two years during the insured's lifetime, from the effective date of the policy change or reinstatement.

IS THERE A SUICIDE EXCLUSION?

Yes. If the insured, whether sane or insane, dies by suicide within two years of the policy date, our liability will be limited to an amount equal to the premiums paid for this policy less any policy loan, unpaid loan interest, and partial surrenders.

If there has been a policy change or reinstatement for which we required evidence of insurability, and if the insured dies by suicide within two years from the effective date of the policy change or reinstatement, our liability with respect to the policy change or reinstatement will be limited to an amount equal to the portion of the monthly charges associated with that policy change or reinstatement.

ICC18-20150                                                  Minnesota Life 28

ARE WE REQUIRED TO PROVIDE INFORMATION TO GOVERNMENT REGULATORS?

We may be required to provide information to government regulators regarding the policy, policyowner, and premium payments.

DOES THIS POLICY CONFORM TO INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS?

Yes. This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under Commission standards. Any provision of this policy which is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type as of that provision's effective date of Commission policy approval, is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision's effective date of Commission policy approval.

ICC18-20150                                                  Minnesota Life 29

PREMIER VARIABLE UNIVERSAL LIFE INSURANCE POLICY

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE WITH FIXED INDEXED ACCOUNT OPTIONS

FACE AMOUNT AND PREMIUM MAY BE ADJUSTED BY THE OWNER.

POLICY MAY TERMINATE BEFORE DEATH OF THE INSURED EVEN IF PLANNED PREMIUMS ARE
PAID

NONPARTICIPATING

Minnesota Life Insurance Company, a stock company, is a subsidiary of Minnesota Mutual Companies, Inc., a mutual holding company. You are a member of the Minnesota Mutual Companies, Inc., which holds its annual meetings on the first Tuesday in March of each year at 3 p.m. local time. The meetings are held at [400 Robert Street North, St. Paul, Minnesota 55101-2098].


ICC18-20150